Exhibit 99.1

Press Release

GE Board of Directors Approves Separation of GE HealthCare

•	Board sets GE HealthCare distribution date of January 3, 2023, after market close

•	GE shareholders will receive one share of GE HealthCare for every three shares owned

•	GE HealthCare to begin trading on The Nasdaq Market LLC (“Nasdaq”) on January 4, 2023 under ticker “GEHC”, and GE will continue to trade on NYSE

BOSTON – November 30, 2022 – General Electric Company (“GE”) (NYSE: GE) announced today that its Board of Directors has approved the previously announced spin-off of its healthcare business, GE Healthcare Holding LLC (“GE HealthCare”). Prior to such spin-off, GE HealthCare is expected to be converted into a corporation and renamed GE HealthCare Technologies Inc. The company is expected to begin trading on Nasdaq on January 4, 2023, under the ticker “GEHC”.

To effect the separation, GE’s Board of Directors approved a distribution to GE shareholders of at least 80.1% of the outstanding shares of GE HealthCare. Holders of GE common stock will be entitled to receive one share of GE HealthCare common stock for every three shares of GE common stock held on December 16, 2022, the record date for the distribution. The distribution is expected to occur after U.S. market close on January 3, 2023. For U.S. federal income tax purposes, the distribution will be conducted in a tax-efficient manner for GE shareholders in the United States. The distribution is subject to certain conditions described in the registration statement on Form 10 filed by GE HealthCare.

GE Chairman and CEO, GE Aerospace CEO, H. Lawrence Culp, Jr. said, “Today’s announcement marks one of the final milestones for our planned spin-off of GE HealthCare as we move toward launching three independent, industry-leading, and investment-grade companies. GE Healthcare is driving precision care globally, with a clear strategy for value creation that will benefit patients, customers, and shareholders under the leadership of CEO Peter Arduini and his team.”

Effective upon the spin-off, GE will retain up to 19.9% of the outstanding shares of GE HealthCare common stock.

GE shareholders do not need to take any action to receive shares of GE HealthCare common stock to which they are entitled as a GE shareholder. Additionally, shareholders do not need to pay any consideration, or surrender or exchange shares of GE common stock, to participate in the separation.

GE HealthCare Investor Day

As previously announced, GE HealthCare will host an investor day on Thursday, December 8, 2022, in New York, NY. GE HealthCare’s management team will present its growth strategies and a showcase of its innovative solutions. Investors, media, and members of the general public are invited to learn more about the pending spin-off at https://www.ge.com/investor-relations/spinoff-resources. Future updates to the Form 10 will be filed with the SEC and may be viewed at www.sec.gov as filings under GE HealthCare’s current name, GE Healthcare Holding LLC. The Form 10 filed on November 18, 2022, is subject to change and will be made final prior to the effective date.

Forward-Looking and Cautionary Statements

This announcement contains forward-looking statements – that is, statements related to future events that by their nature address matters that are, to different degrees, uncertain. For details on the uncertainties that may cause our actual future results to be materially different than those expressed in our forward-looking statements, including our success in executing and completing asset dispositions or other transactions, including our planned spin-offs of GE HealthCare and our portfolio of energy businesses that are planned to be combined as GE Vernova (Renewable Energy, Power, Digital and Energy Financial Services), and sales of our equity interests in Baker Hughes Company (Baker Hughes) and AerCap Holdings N.V. (AerCap) and our expected equity interest in GE HealthCare after its spin-off, the timing of closing for such transactions, the ability to satisfy closing conditions, and the expected proceeds, consideration and benefits to GE; changes in macroeconomic and market conditions and market volatility, including impacts related to the COVID-19 pandemic, risk of recession, inflation, supply chain constraints or disruptions, rising interest rates, the value of securities and other financial assets (including our equity ownership positions in Baker Hughes and AerCap, and expected equity interest in GE HealthCare after its spin-off), oil, natural gas and other commodity prices and exchange rates, and the impact of such changes and volatility on our business operations, financial results and financial position; and our de-leveraging and capital allocation plans, including with respect to actions to reduce our indebtedness, the capital structures of the three public companies that we plan to form from our businesses, the timing and amount of dividends, share repurchases, organic investments, and other priorities, see https://www.ge.com/investor-relations/important-forward-looking-statement-information, as well as our SEC filings. We do not undertake to update our forward-looking statements.

About GE

GE (NYSE:GE) rises to the challenge of building a world that works. For more than 130 years, GE has invented the future of industry, and today the company’s dedicated team, leading technology, and global reach and capabilities help the world work more safely, efficiently, and reliably. GE’s people are diverse and dedicated, operating with the highest level of integrity and focus to fulfill GE’s mission and deliver for its customers. www.ge.com

About GE HealthCare

GE HealthCare is a leading global medical technology, pharmaceutical diagnostics, and digital solutions innovator. GE HealthCare employs approximately 51,000 people dedicated to creating a world where healthcare has no limits. GE HealthCare’s products, services, and solutions enable clinicians to make more informed decisions quickly and efficiently, improving patient care from diagnosis to therapy to monitoring. GE HealthCare’s products are used in more than two billion procedures to care for more than one billion patients annually, with a global installed base of more than four million medical devices and delivered over 100 million doses of imaging agents used in patient procedures in 2021. www.gehealthcare.com

Contact

GE Investor Contact:

Steve Winoker, 617.443.3400

swinoker@ge.com

GE Media Contact:

Whitney Mercer, 857.303.3079

whitney.mercer@ge.com

GE HealthCare Investor Contact:

Carolynne Borders, 631.662.4317

Carolynne.borders@ge.com